EXECUTION COPY

WYNDHAM WORLDWIDE CORPORATION
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of May 19, 2009
to
INDENTURE
Dated as of November 20, 2008

3.50% Convertible Notes due 2012

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		Page
ARTICLE 5 Events of Default

SECTION 5.01.	Events of Default	34
SECTION 5.02.	Additional Interest	35

ARTICLE 6 Satisfaction and Discharge

SECTION 6.01.	Satisfaction and Discharge of the Supplemental Indenture	36
SECTION 6.02.	Deposited Monies to Be Held in Trust by Trustee	37
SECTION 6.03.	Paying Agent to Repay Monies Held	37
SECTION 6.04.	Return of Unclaimed Monies	37
SECTION 6.05.	Reinstatement	38

ARTICLE 7 Supplemental Indentures

SECTION 7.01.	Amendments or Supplements Without Consent of Holders	38
SECTION 7.02.	Amendments, Supplements or Waivers With Consent of Holders	38

ARTICLE 8 Inapplicable Provisions of the Base Indenture

SECTION 8.01.	Redemption of Securities	39
SECTION 8.02.	Satisfaction and Discharge; Defeasance	39

ARTICLE 9 Merger, Consolidation And Sale Of Assets

SECTION 9.01.	Merger, Consolidation and Sale of Assets	39

ARTICLE 10 Additional Amounts

SECTION 10.01.	Additional Amounts	40

ARTICLE 11 Form of Notes

SECTION 11.01.	Form of Notes	42

ARTICLE 12 Original Issue of Notes

SECTION 12.01.	Original Issue of Notes	42

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     SECOND SUPPLEMENTAL INDENTURE, dated as of May 19, 2009 (this “Supplemental Indenture”), between Wyndham Worldwide Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 22 Sylvan Way, Parsippany, NJ 07054 (the “Company”), and U.S. Bank National Association, a national banking association, organized and in good standing under the laws of the United States, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
     WHEREAS, the Company executed and delivered the indenture, dated as of November 20, 2008, to the Trustee (the “Base Indenture” and as hereby supplemented, the “Indenture”), to provide for the issuance of the Company’s debt Securities, to be issued in one or more series;
     WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities under the Base Indenture to be known as its “3.50% Convertible Notes due 2012” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;
     WHEREAS, the Board of Directors and the pricing committee thereof, pursuant to resolutions duly adopted on November 20, 2008, May 11, 2009 and May 13, 2009, have duly authorized the issuance of the Notes, and have authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;
     WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;
     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;
     NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1
Definitions and Other Provisions of General Application
     SECTION 1.01. Definitions. Unless the context otherwise requires:
     (a) each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;
     (b) the singular includes the plural and vice versa;
     (c) headings are for convenience of reference only and do not affect interpretation;
     (d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and
     (e) the following terms have the meanings given to them in this Section 1.01(e):
     “Additional Interest” has the meaning specified in Section 5.02.
     “Additional Notes” has the meaning specified in Section 2.01.
     “Base Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.
     “Bid Solicitation Agent” means an independent nationally recognized securities dealer selected by the Company to solicit market bid quotations for the Notes, which shall in no event be an Affiliate of the Company.
     “Cash Make-Whole Premium” has the meaning specified in Section 4.07.
     “Change in Domicile” has the meaning specified in Section 10.01.
     “Clause A Distribution” has the meaning specified in Section 4.04(a).
     “Clause B Distribution” has the meaning specified in Section 4.04(b).
     “Clause C Distribution” has the meaning specified in Section 4.04(c).
     “Close of Business” means 5:00 p.m. (New York City time).
     “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company as they exist on the date of this Supplemental Indenture, subject to Section 4.08.
     “Continuing Director” means a director who either was a member of the Board of Directors on May 14, 2009 or becomes a member of the Board of Directors subsequent to May 14, 2009 and whose election, appointment or nomination for election by the Company’s stockholders is duly approved by a majority of the Continuing Directors on the Board of

Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors in which such individual is named as nominee for director.
     “Conversion Agent” means the Trustee or such other office or agency designated by the Company where Notes may be presented for conversion. The Conversion Agent shall initially be the Trustee.
     “Conversion Consideration” has the meaning specified in Section 4.07(a).
     “Conversion Date” has the meaning specified in Section 4.02(b).
     “Conversion Notice” has the meaning specified in Section 4.02(b).
     “Conversion Price” means, in respect of each Note, as of any date, $1,000, divided by the Conversion Rate as of such date.
     “Conversion Rate” means, initially, 78.5423 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.
     “Custodian” means the Trustee, as custodian with respect to the Notes (so long as the Notes constitute Global Notes), or any successor entity.
     “Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period:
•	if the relevant Conversion Date occurs prior to February 1, 2012, 31/3 % of the product of (i) the applicable Conversion Rate and (ii) the Daily VWAP of Common Stock on such Trading Day; and

•	if the relevant Conversion Date occurs on or after February 1, 2012, the greater of (a) 31/3 % of the product of (1) the applicable Conversion Rate and (2) the Daily VWAP of Common Stock on such Trading Date and (b) $33.3333.
     “Daily VWAP” means, for each of the 30 consecutive Trading Days during the Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WYN.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for such purpose by the Company). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

     “Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary.
     “Designated Financial Institution” has the meaning specified in Section 4.07(a).
     “EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or any successor thereto.
     “Effective Date” has the meaning specified in Section 4.07(a).
     “Exchange Election” has the meaning specified in Section 4.07(a).
     “Ex-Dividend Date” means, in respect of any dividend or distribution, the first date upon which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution in question.
     “Fundamental Change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:
     (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries, and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;
     (2) consummation of (A) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination of Common Stock or any such recapitalization, reclassification or change that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity) as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of the Company’s common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a Fundamental Change;

     (3) Continuing Directors cease to constitute at least a majority of the Board of Directors;
     (4) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or
     (5) the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on a national securities exchange in the United States.
For purposes of this definition of Fundamental Change, any transaction or event that constitutes a Fundamental Change under both clause (1) and clause (2) of this definition of Fundamental Change will be deemed to be solely a Fundamental Change under clause (2).
Notwithstanding the foregoing, a Fundamental Change under clause (2) above will not be deemed to have occurred if 90% of the consideration received or to be received by the Company’s common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the Fundamental Change consists of Publicly Traded Securities and as a result of such transaction or transactions daily VWAP will be determined based solely on the value of such Publicly Traded Securities, subject to the provisions set forth under Section 4.03 of this Supplemental Indenture.
     “Fundamental Change Company Notice” has the meaning specified in Section 3.01(b).
     “Fundamental Change Purchase Date” has the meaning specified in Section 3.01(a).
     “Fundamental Change Purchase Notice” has the meaning specified in Section 3.01(a)(i).
     “Fundamental Change Purchase Price” has the meaning specified in Section 3.01(a).
     “Global Note” means any Note that is a Global Security.
     “Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this Supplemental Indenture and any such supplemental indenture, respectively.
     “Initial Dividend Threshold” has the meaning specified in Section 4.05(d)(i).
     “Interest Payment Date” means, with respect to the payment of interest on the Notes, each May 1 and November 1 of each year.
     “Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share of Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change in clause (1), clause (2) or clause (5) of the definition of Fundamental Change (determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in the clause (2) of the definition thereof).
     “Market Disruption Event” means (i) a failure by the primary United States national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.
     “Measurement Period” has the meaning specified in Section 4.01(a)(ii).
     “Merger Event” has the meaning specified in Section 4.08.
     “Merger Common Stock” has the meaning specified in Section 4.08.
     “Merger Valuation Percentage” for any Merger Event shall be equal to (x) the arithmetic average of the Last Reported Sale Prices of one share of such Merger Common Stock over the relevant Merger Valuation Period (determined as if references to “Common Stock” in the definition of “Last Reported Sale Price” were references to the “Merger Common Stock” for such Merger Event), divided by (y) the arithmetic average of the Last Reported Sale Prices of one share of Common Stock over the relevant Merger Valuation Period.
     “Merger Valuation Period” for any Merger Event means the five consecutive Trading Day period immediately preceding, but excluding, the effective date for such Merger Event.
     “Mixed Consideration Transaction” has the meaning specified in Section 4.08.

     “Note” or “Notes” has the meaning specified in the fifth paragraph of the recitals of this Supplemental Indenture, and shall include any Additional Notes issued pursuant to Section 2.01 hereof.
     “Observation Period” with respect to any Note means (i) prior to February 1, 2012, the 30 consecutive Trading Day period beginning on and, including, the second Trading Day after the related Conversion Date and (ii) if the relevant Conversion Date occurs on or after February 1, 2012, the 30 consecutive Trading Days beginning on and including, the 32nd Scheduled Trading Day immediately preceding May 1, 2012.
     “Opening of Business” means 9:00 a.m. (New York City time).
     “Paying Agent” means any Person (including the Company) authorized by the Company to pay the principal amount of, interest on, or Fundamental Change Purchase Price of, any Notes on behalf of the Company. The Paying Agent shall initially be the Trustee.
     “Physical Notes” means permanent certificated Notes that are registered on the Register issued in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.
     “Place of Payment” means, for purposes of the Notes, New York City, New York.
     “Principal Property” means an asset or assets owned by the Company or any Restricted Subsidiary having a gross book value in excess of $50,000,000.
     “Publicly Traded Securities” means, in respect of a transaction described in clause (2) of the definition of Fundamental Change, shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change.
     “record date” has the meaning specified in Section 4.05(f).
     “Record Date” means, with respect to the payment of interest on the Notes, the April 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on May 1 and the October 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on November 1.
     “Reference Property” has the meaning specified in Section 4.08.
     “Restricted Subsidiary” means a Subsidiary of the Company (other than a Securitization Entity) that (i) is owned, directly or indirectly, by the Company or by one or more of the Subsidiaries of the Company, or by the Company and by one or more of the Subsidiaries of the Company, (ii) is incorporated under the laws of the United States or a state thereof and (iii) owns a Principal Property.

     “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary United States national securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
     “Settlement Amount” has the meaning specified in Section 4.03(a).
     “Securitization Entity” means any Subsidiary or other Person that is engaged solely in the business of effecting asset securitization transactions and related activities.
     “Significant Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X under the Securities Act.
     “Spin-Off” has the meaning specified in Section 4.05(c).
     “Stated Maturity” has the meaning specified in Section 2.02.
     “Stock Price” has the meaning specified in Section 4.07(a).
     “Taxes” has the meaning specified in Section 10.01.
     “Trading Day” means, except as provided in Section 4.03(c), a day on which (i) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market. If the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, “Trading Day” means a Business Day.
     “Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $2 million principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects; provided that, if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $2 million principal amount of the Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate.
     “Trading Price Condition” has the meaning specified in Section 4.01(a)(ii).
     “Trigger Event” has the meaning specified in Section 4.05(b).

     “Underwriters” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., ABN AMRO Incorporated, Barclays Capital Inc., Scotia Capital (USA) Inc. and Wachovia Capital Markets, LLC, Corp.
     “Underwriting Agreement” means the Underwriting Agreement, dated May 13, 2009, entered into by the Company and the Underwriters in connection with the sale of the Notes.
     “U.S.” means the United States of America.
     “Valuation Period” has the meaning specified in Section 4.05(c).
ARTICLE 2
The Securities
     SECTION 2.01. Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “3.50% Convertible Notes due 2012,” which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Supplemental Indenture shall be $230,000,000. Any additional amounts of Notes to be issued shall be set forth in a Company Order.
     The Form of Note, the Form of Notice of Conversion, the Form of Fundamental Change Purchase Notice and the Form of Assignment and Transfer shall be substantially as set forth in Exhibits A, B, C and D, respectively, hereto, which are incorporated into and shall be deemed a part of this Supplemental Indenture, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Notes, as evidenced by their execution of the Notes.
     SECTION 2.02. Maturity. The stated maturity (“Stated Maturity”) of principal for the Notes shall be May 1, 2012.
     SECTION 2.03. Further Issues. The Company may from time to time, without the consent of the Holders of the Notes, issue additional notes (“Additional Notes”) of such series, but only if such Additional Notes are issued as part of a “qualified reopening” for U.S. federal income tax purposes. Any such Additional Notes shall have the same ranking, interest rate, maturity date and other terms as the Notes. Any such Additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture.
     SECTION 2.04. Form of Payment. Payment of, and interest on the Notes shall be payable in U.S. dollars.

     SECTION 2.05. Global Notes and Denomination of Notes. Upon the original issuance, the Notes shall be represented by one or more Global Notes. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and shall deposit the Global Notes with the Trustee as custodian for the Depositary and register the Global Notes in the name of the Depositary or its nominee.
     SECTION 2.06. Interest. The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from May 19, 2009 at the rate of 3.50% per annum, payable semiannually in arrears; interest payable on each Interest Payment Date shall include interest accrued from May 19, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are May 1 and November 1, commencing on November 1, 2009; and the record date for the interest payable on any Interest Payment Date is the Close of Business on April 15 or October 15, as the case may be, next preceding the relevant Interest Payment Date.
     Interest on the Notes (other than Notes that are Global Notes) will be payable (i) to Holders of the Notes having an aggregate principal amount of Notes of $5,000,000 or less, by check mailed to the Holders of these Notes at their address in the Register and (ii) to Holders having an aggregate principal amount of Notes in excess of $5,000,000, either by check mailed to each Holder at its address in the Register or, upon application by a Holder to the Registrar not later than the relevant Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until that Holder notifies, in writing, the Registrar to the contrary.
     SECTION 2.07. Reporting Requirement. (a) Any documents, reports or other information that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed by the Company with the Trustee within 15 days after the same are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). The Company shall otherwise comply with the requirements of Section 314(a) of the Trust Indenture Act. Documents, reports or other information filed by the Company with the SEC via EDGAR shall be deemed to be filed with the Trustee as of the time such documents, reports or other information are filed via EDGAR. The Trustee does not have the duty to review such information, documents or reports, is not considered to have notice of the content of such information, documents or reports or any defaults or Events of Default discernable therefrom and does not have a duty to verify the accuracy of such information, documents or reports.
     (b) Delivery of such information, documents and reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

ARTICLE 3
Fundamental Changes and Purchases Thereupon
     SECTION 3.01. Purchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time prior to May 1, 2012, then each Holder of Notes shall have the right, at such Holder’s option, to require the Company to purchase for cash any or all of such Holder’s Notes, or any portion of the principal amount thereof, that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, on a date specified by the Company that is no earlier than the 20th calendar day following the date of, and no later than the 35th calendar day following the date of, delivery of the Fundamental Change Company Notice (as defined below) (the “Fundamental Change Purchase Date”), at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, including Additional Interest, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if a Fundamental Change Purchase Date is after a Record Date and on or prior to the Interest Payment Date to which such Record Date relates, the interest payable in respect of such Interest Payment Date shall be payable to the Holders of record as of the corresponding Record Date and the Fundamental Change Purchase Price shall be equal to 100% of the principal amount of the Notes to be purchased pursuant to this Article 3. The requirement for the Company to purchase any Notes on the Fundamental Change Purchase Date will be subject to extension to comply with applicable law.
     Purchases of Notes under this Section 3.01 shall be made, at the option of the Holder thereof, upon:
     (i) delivery to the Paying Agent by a Holder, prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth on the reverse of the Note as Exhibit C thereto; and
     (ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) (together with all necessary endorsements) at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date at the applicable Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor; provided that such Fundamental Change Purchase Price shall be so paid pursuant to this Section 3.01 only if the Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Fundamental Change Purchase Notice.
     The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:
     (iii) if such Notes are Physical Notes, the certificate numbers of such Notes;

     (iv) the portion of the principal amount of such Notes, which must be $2,000 or an integral multiple of $1,000 in excess thereof; and
     (v) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Supplemental Indenture;
provided, however, that if such Notes are not in global form, the Fundamental Change Purchase Notice must comply with appropriate procedures of the Depositary.
     Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee (or other Paying Agent appointed by the Company) the Fundamental Change Purchase Notice contemplated by this Section 3.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Purchase Notice at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Trustee (or other Paying Agent appointed by the Company) in accordance with Section 3.03 below.
     The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.
     (b) Fundamental Change Company Notice. On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of record of the Notes, the Trustee and Paying Agent (in the case of any Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such mailing shall be by first class mail or, in the case of any Global Notes, in accordance with the procedures of the Depositary for providing notices. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish a notice containing the information included therein in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Company may use at such time.
     Each Fundamental Change Company Notice shall specify:
     (i) the events causing a Fundamental Change;
     (ii) the date of the Fundamental Change;
     (iii) the last date on which a Holder of Notes may exercise the repurchase right pursuant to this Article 3;
     (iv) the Fundamental Change Purchase Price;
     (v) the Fundamental Change Purchase Date;

     (vi) the name and address of the Paying Agent and the Conversion Agent, if applicable;
     (vii) if applicable, the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;
     (viii) if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted into cash only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with the Indenture; and
     (ix) the procedures that Holders must follow to require the Company to purchase their Notes.
     No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders of Notes purchase rights or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 3.01.
     (c) No Payment During Events of Default. There shall be no purchase of any Notes pursuant to this Section 3.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date. The Paying Agent will promptly return to the respective Holders thereof any Notes held by it during the continuance of an acceleration of the principal amount of the Notes, in which case, upon such return, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.
     SECTION 3.02. Effect of Fundamental Change Purchase Notice. Upon receipt by the Trustee or Paying Agent of the Fundamental Change Purchase Notice specified in Section 3.01 hereof, the Holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03 hereof) thereafter be entitled to receive solely the Fundamental Change Purchase Price in cash with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, on the later of (x) the Fundamental Change Purchase Date with respect to such Note (provided the conditions in Section 3.01 hereof have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.01 hereof.
     SECTION 3.03. Withdrawal of Fundamental Change Purchase Notice. A Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Trustee or Paying Agent in accordance with the Fundamental Change Company Notice at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, specifying:
     (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;

     (ii) if Physical Notes have been issued, the certificate numbers of the withdrawn Notes; and
     (iii) the principal amount of such Notes that remains subject to the original Fundamental Change Purchase Notice, which portion must be in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof;
provided, however, that if Physical Notes have not been issued, the notice must comply with appropriate procedures of the Depositary.
     The Paying Agent will promptly return to the respective Holders thereof any Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.03.
     SECTION 3.04. Deposit of Fundamental Change Purchase Price. Prior to 10:00 a.m. (local time in The City of New York) on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price, of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds cash sufficient to pay the Fundamental Change Purchase Price of any Note for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with this Supplemental Indenture on the Fundamental Change Purchase Date, then as of such Fundamental Change Purchase Date, (a) such Note will cease to be outstanding and interest, including any Additional Interest, if any, will cease to accrue thereon (whether or not book-entry transfer of such Note is made or such Note is delivered to the Paying Agent) and (b) all other rights of the Holder in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price.
     SECTION 3.05. Notes Purchased in Whole or in Part. Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased. Any Notes that are purchased or owned by the Company whether or not in connection with a Fundamental Change shall be submitted to the Trustee for cancellation and shall be duly retired by the Company.
     SECTION 3.06. Covenant to Comply With Notes Laws Upon Purchase of Notes. In connection with any offer to purchase Notes under Section 3.01 hereof, the Company shall, in each case if required (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws so as to permit the rights and obligations under Section 3.01 to be exercised in the time and in the manner specified in Section 3.01.
     SECTION 3.07. Repayment to the Company. To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.04 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Trustee or the Paying Agent, as the case may be, shall promptly return any such excess to the Company.
ARTICLE 4
Conversion
     SECTION 4.01. Right to Convert. (a) Subject to and upon compliance with the provisions of this Supplemental Indenture, each Holder of Notes shall have the right, at such Holder’s option, to convert the principal amount of any such Notes, or any portion of such principal amount that is $2,000 or an integral multiple of $1,000 in excess thereof, into cash at the applicable Conversion Rate then in effect, (x) prior to the Close of Business on the Business Day immediately preceding February 1, 2012, only upon satisfaction of one or more of the conditions described in clauses (i) through (iv) below and (y) on or after February 1, 2012, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding May 1, 2012 irrespective of the conditions described in clauses (i) through (iv) below:
     (i) Prior to the Close of Business on the Business Day immediately preceding February 1, 2012, a Holder of Notes may surrender all or a portion of its Notes for conversion into cash during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2009 if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable Conversion Price in effect on each applicable Trading Day.
     (ii) Prior to the Close of Business on the Business Day immediately preceding February 1, 2012, a Holder of Notes may surrender its Notes for conversion into cash during the five Business Day period after any 10 consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder of Notes in accordance with the procedures set forth in this Section 4.01(a)(ii), for each day of such period was less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate (the “Trading Price Condition”). The Bid Solicitation Agent shall have no obligation to determine the Trading Price of the Notes in accordance with this Section 4.01(a)(ii) unless requested by the Company, and the Company shall have no obligation to make such request unless a Holder of Notes provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate. Promptly (but in any event within two Business Days) after receiving such evidence, the Company shall instruct the Bid Solicitation Agent to determine the Trading Price of the Notes beginning on the next Trading Day after the Company has delivered such instructions and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate. If the Company does not so instruct the Bid Solicitation Agent to obtain bids when required, the Trading Price per $1,000 principal amount of the Notes will be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate on each day the Company fails to do so. If the Trading Price Condition has been met, the Company shall so notify Holders, the Trustee and the Conversion Agent. If, at any time after the Trading Price Condition has been met, the Trading Price per $1,000 principal amount of Notes is greater than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate for such date, the Company shall so notify the holders of the Notes, the Trustee and the Conversion Agent.
     (iii) If the Company elects to:
     (A) issue to all or substantially all holders of Common Stock certain rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance; or
     (B) distribute to all or substantially all holders of Common Stock assets, debt securities or certain rights to purchase securities of the Company, which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in each case, the Company shall notify the Holders of the Notes, in the manner provided in Section 16.04 of the Base Indenture, at least 30 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. Once the Company has given such notice, Holders may surrender Notes for conversion into cash at any time until the earlier of the Close of Business, on the Business Day immediately prior to such Ex-Dividend Date and the Company’s announcement that such issuance or distribution will not take place, even if the Notes are not otherwise convertible at such time.

     (iv) If a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs, regardless of whether a Holder has the right to require the Company to purchase the Notes pursuant to Article 3 hereof, or if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the Company’s assets, pursuant to which the Common Stock would be converted into cash, securities or other assets, Holders may surrender Notes for conversion into cash at any time from and after the date that is the later of (i) 40 Scheduled Trading Days prior to the anticipated effective date of such transaction and (ii) the date the Company publicly announces such date until the date that is 45 Trading Days after the actual effective date of such transaction (or, if such transaction also constitutes a Fundamental Change, until the related Fundamental Change Purchase Date). The Company will publicly announce and shall notify Holders and the Trustee as promptly as practicable following the date the Company determines the anticipated effective date of such transaction. If a Holder converts its Notes prior to the Close of Business on the Business Day immediately preceding the actual effective date of any transaction described in this Section 4.01(a)(iv) and the relevant Conversion Date occurs prior to February 1, 2012, irrespective of whether one or more other conditions to conversion described in Section 4.01 have been satisfied, such conversion will be deemed to have occurred pursuant to this Section 4.01(a)(iv).
     (b) Notes may not be converted into cash after the Close of Business on the second Scheduled Trading Day immediately preceding May 1, 2012.
     SECTION 4.02. Conversion Procedures. (a) Each Note shall be convertible into cash at the office of the Conversion Agent.
     (b) In order to exercise the conversion privilege with respect to any interest in a Global Note, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or Conversion Agent, and pay the funds, if any, required by Section 4.03(b) and, if required, pay all taxes or duties, if any. The Trustee or Conversion Agent must be informed of the conversion in accordance with customary practice of the Depositary. In order to exercise the conversion privilege with respect to any Physical Notes, the Holder of any such Notes to be converted, in whole or in part, shall:
     (i) complete and manually sign the conversion notice provided on the back of the Note (the “Conversion Notice”) or a facsimile of the Conversion Notice;
     (ii) deliver the Conversion Notice, which is irrevocable, and the Note to the Conversion Agent;
     (iii) if required, furnish appropriate endorsements and transfer documents,
     (iv) make any payment required under Section 4.03(b); and

     (v) if required, pay all transfer or similar taxes.
The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.” The Trustee will, as promptly as possible, and in any event within two (2) Business Days, provide the Company with notice of any conversion by Holders of the Notes.
     (c) Each Conversion Notice shall state the name or names (with address or addresses) in which any certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. All such Notes surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or his duly authorized attorney.
     (d) In case any Notes of a denomination greater than $2,000 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.
     (e) Upon the conversion of an interest in Global Notes, the Trustee (or other Conversion Agent appointed by the Company) shall make a notation on such Global Notes as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.
     (f) Notwithstanding the foregoing, a Note in respect of which a Holder has delivered a Fundamental Change Purchase Notice exercising such Holder’s option to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with Article 3 hereof prior to the Close of Business on the Business Day prior to the relevant Fundamental Change Purchase Date.
     SECTION 4.03. Payments Upon Conversion. Except as set forth in Section 4.07(a), upon any conversion of any Note, on the third Business Day immediately following the last Trading Day of the relevant Observation Period, the Company shall pay cash to converting Holders, in respect of each $1,000 principal amount of Notes being converted, in an amount (the “Settlement Amount”) equal to the sum of the Daily Conversion Values for each of the 30 consecutive Trading Days during the applicable Observation Period for such Note.
     (a) Subject to Section 4.03(b) below, upon conversion, Holders shall not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates.
     (b) Upon the conversion of any Notes, the Holder will not be entitled to receive any separate cash payment for accrued and unpaid interest and Additional Interest, if any, except to the extent specified below. The Company’s payment to the Holder of the full amount of cash into which a Note is convertible, will be deemed to satisfy in full the Company’s obligation to pay the principal amount of the Notes so converted and accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date. As a result, accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the Close of Business on a Record Date for the payment of interest, Holders of such Notes at the Close of Business on such Record Date will receive the full amount of interest and Additional Interest, if any, payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from Close of Business on any Record Date to the Opening of Business, on the immediately following Interest Payment Date must be accompanied by funds equal to the full amount of interest and Additional Interest, if any, payable on the Notes so converted; provided that no such payment need be made (i) if the Company has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the third Trading Day after the corresponding Interest Payment Date; (ii) for conversions following the Record Date immediately preceding May 1, 2012 or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.
     (c) Solely for purposes of determining the consideration due upon conversion under this Section 4.03, and notwithstanding the definition of “Trading Day” contained in Section 1.01, “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “Trading Day” means a Business Day.
     SECTION 4.04. Exchange in Lieu of Conversion.
     (a) When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent to surrender, on or prior to the second Business Day following the Conversion Date, such Notes to a financial institution designated by the Company (the “Designated Financial Institution”) for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the Designated Financial Institution must agree to timely pay, in exchange for such Notes (together with such Holder’s Conversion Notice and, if required, appropriate endorsements and transfer documents), the cash that would otherwise be due upon conversion pursuant to Section 4.01 (the “Conversion Consideration”) and in respect of which the Company has notified converting Holders. If the Company makes an Exchange Election, the Company will, by the Close of Business on the Business Day following the relevant Conversion Date, notify the Holder surrendering its Notes for conversion that it has made such an Exchange Election and will notify the Designated Financial Institution of the relevant deadline for delivery of the Conversion Consideration.

     (b) Subject to the immediately following sentence, any Notes exchanged by the Designated Financial Institution will remain outstanding. If the Designated Financial Institution agrees to accept any Notes for exchange but does not timely deliver the cash due upon conversion, or if such Designated Financial Institution does not accept the Notes for exchange, the Company will deliver the cash due upon conversion as if the Company had not made an Exchange Election.
     (c) For the avoidance of doubt, in no event will the Company’s designation of a Designated Financial Institution pursuant to this Section 4.04 require the Designated Financial Institution to accept any Notes for exchange.
     SECTION 4.05. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company will not make any adjustment to the Conversion Rate if Holders of Notes participate, at the same time as holders of Common Stock and as a result of holding the Notes, in any of the transactions described in this Section 4.04, at the same time as holders of the Common Stock participate, without having to convert their Notes as if such Holders held the full number of shares of Common Stock equal to the product of the Conversion Rate and the applicable principal amount of such Holders’ Notes.
     (a) If the Company, at any time or from time to time while any of the Notes are outstanding, exclusively issues shares of its Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, then the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0
     where
CR0 =	the Conversion Rate in effect immediately prior to the Opening of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Opening of Business on the effective date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the Opening of Business on such Ex-Dividend Date or such effective date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to such Ex-Dividend Date or such effective date; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Such adjustment shall become effective immediately after the Opening of Business on the Ex-Dividend Date for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 4.05(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.
     (b) If the Company, at any time or from time to time while any of the Notes are outstanding, issues to all or substantially all holders of the Common Stock any rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y
     where
CR0 =	the Conversion Rate in effect immediately prior to the Opening of Business on the Ex-Dividend Date for such issuance;

CR1 =	the Conversion Rate in effect immediately after the Opening of Business on such Ex-Dividend Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Opening of Business on such Ex-Dividend Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of the issuance of such rights or warrants.
To the extent such rights or warrants are not exercised prior to their expiration or termination, the Conversion Rate shall be readjusted to the Conversion Rate which would be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. For the purposes of this Section 4.05(b), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate exercise price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, as shall be determined in good faith by the Board of Directors.
     (c) If the Company, at any time or from time to time while the Notes are outstanding, distributes shares of any class of Capital Stock of the Company, evidences of its indebtedness, other assets or property of the Company or rights or warrants to acquire the Company’s Capital Stock or other securities to all or substantially all holders of its Common Stock, excluding:
     (i) dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to Section 4.05(a) or Section 4.05(b);
     (ii) Spin-Offs to which the provisions set forth below in this Section 4.05(c) shall apply; and
     (iii) dividends or distributions paid exclusively in cash;
then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV
     where
CR0	=	the Conversion Rate in effect immediately prior to the Opening of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Opening of Business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.
Such adjustment shall become effective immediately after the Opening of Business on the Ex-Dividend Date for such distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 4.05(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the average of the Last Reported Sale Prices of the Common Stock.
With respect to an adjustment pursuant to this Section 4.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0
     where
CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period (as defined below);

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined for purposes of the definition of Last Reported Sale Price as if such Capital Stock or similar equity interest were the Common Stock) over the first ten consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.
The adjustment to the Conversion Rate under the preceding paragraph will occur immediately after the end of the Valuation Period; provided that in respect of any conversion during the Valuation Period, references above to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the applicable Conversion Rate.
     For the purposes of this Section 4.04(c) (and subject in all respects to Section 4.11), rights or warrants distributed by the Company to all holders of its Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.04(c), (and no adjustment to the Conversion Rate under this Section 4.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.04(c). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Supplemental Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date of such deemed distribution (in which case the original rights or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.04(c) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or purchased without exercise by any Holders thereof, upon such final redemption or repurchase (x) the Conversion Rate shall readjusted as if such rights or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of Common Stock with respect to such rights or warrants (assuming each such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
     For the purposes of this Section 4.04(c) and subsections (a) and (b) of this Section 4.04, any dividend or distribution to which this Section 4.04(c) applies which also includes one or both of:
(A)	a dividend or distribution of shares of Common Stock to which Section 4.04(a) applies (the “Clause A Distribution”);

(B)	a dividend or distribution of rights or warrants to which Section 4.04(b) applies (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.04(c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 4.04(c) with respect thereto shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.04(a) and Section 4.04(b) with respect thereto shall then be made, except, if determined by the Company, (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Opening of Business on such Ex-Dividend Date or such effective date” within the meaning of Section 4.04(a) or “outstanding immediately prior to the Opening of Business on such Ex-Dividend Date” within the meaning of Section 4.04(b).
     (d) If any cash dividend or distribution is made to all or substantially all holders of Common Stock, other than a regular, quarterly cash dividend that does not exceed $0.04 (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C
     where
CR0	=	the Conversion Rate in effect immediately prior to the Opening of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Opening of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock in excess of the Initial Dividend Threshold;
If the dividend or distribution is not a regular, quarterly cash dividend, the Initial Dividend Threshold will be deemed to be zero. The Initial Dividend Threshold shall be adjusted in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate pursuant to this Section 4.05(d).
In the case of an adjustment pursuant to this Section 4.05(d), such adjustment shall become effective immediately after the Opening of Business on the Ex-Dividend Date for the relevant dividend or distribution; provided that if such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such dividend or distribution had not been declared. If the portion of the cash so distributed applicable to one share of the Common Stock is equal to or greater than the Last Reported Sale Price of a share of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution, in lieu of the adjustment set forth above, adequate provision shall be made so that each Holder of Notes shall have the right to receive on the date on which such cash dividend or distribution is distributed to holders of Common Stock, for each $1,000 principal amount of Notes, the amount of cash such Holder would have received had such

Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such distribution.
     (e) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1
     where
CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.
The adjustment to the Conversion Rate under this Section 4.05(e) shall occur as of the Close of Business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 Trading Days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and the Conversion Date in determining the applicable Conversion Rate.
     (f) For purposes of this Section 4.05, “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     (g) The Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 Business Days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to this Section 4.05(g), the Company shall mail to Holders of record of the Notes a notice of the increase at least one day prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
     (h) The Company may (but shall not be required to) make such increases in the Conversion Rate, in addition to any adjustments pursuant to Section 4.05(a), 4.05(b), 4.05(c), 4.05(d), 4.05(e) or 4.05(g), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or similar event treated as such for income tax purposes.
     (i) All calculations under this Article 4 shall be made by the Company and shall be made to the nearest cent (including, in the case of any adjustment to the Conversion Rate, the resulting adjustment to the Conversion Price) or to the nearest one ten-thousandth of a share, as the case may be. No adjustment shall be required to be made for the Company’s issuance of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities, other than as provided in this Section 4.05 and in Section 4.11 hereof.
     (j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder of the Notes. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
     (k) For purposes of this Section 4.05, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
     (l) Notwithstanding the foregoing, if the application of the foregoing formulas set forth in this Section 4.05 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made (other than as a result of a reverse share split or share combination) and other than in connection with adjustments and re-adjustments as a result of dividends or distributions having been declared but not paid or made, adjustments to reflect rights or warrants that are not exercised prior to their expiration or termination and adjustments with respect to the distribution or deemed distribution of rights or warrants, or any other Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under Section 4.05(c) was made but which shall all have been redeemed or purchased without exercise by any Holders thereof).
     (m) Notwithstanding anything to the contrary in this Article 4, no adjustment to the Conversion Rate need be made for:
     (i) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
     (ii) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
     (iii) the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date the Notes were first issued;
     (iv) a change in the par value of the Common Stock; or
     (v) accrued and unpaid interest and Additional Interest, if any, on the Notes.
     SECTION 4.06. Adjustments of Average Prices. Whenever a provision of this Supplemental Indenture requires the calculation of Last Reported Sale Prices or Daily VWAP over a span of multiple days, the Company will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period from which such prices are to be calculated.
     SECTION 4.07. Adjustments Upon Certain Fundamental Changes. If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company shall, under certain circumstances, pay a cash make-whole premium (a “Cash Make-Whole Premium”) by increasing the Conversion Rate for the Notes so surrendered for conversion as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the notice of conversion of the Notes is received by the Conversion Agent from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (2) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change).
     (a) The amount by which the Conversion Rate is increased to reflect the Cash Make-Whole Premium in connection with a Make-Whole Fundamental Change will be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed paid) per share of the Company’s Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive only cash in any Make-Whole Fundamental Change described in clause (2) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period, and including, ending on the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change. However, if the consideration for Common Stock in any Make-Whole Fundamental Change described in clause (2) of the definition of Fundamental Change is comprised entirely of cash, for any conversion of Notes in connection with such Make-Whole Fundamental Change, the Company’s obligation to convert the Notes into cash will be calculated based solely on the Stock Price for the transaction and will be deemed to be an amount equal to the applicable Conversion Rate (including any increase to reflect the Cash Make-Whole Premium as described in this Section 4.07), multiplied by such Stock Price. In such event, the Company’s obligation to convert the Notes into cash will be determined and paid to Holders in cash on the third Business Day following the Conversion Date. The Company will notify Holders of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than 5 Business Days after such Effective date.
     (b) The Stock Prices set forth in the first row of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted. The

Conversion Rate adjustment amounts set forth in such table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 4.05.
     (c) The table in Schedule A hereto sets forth the amount, if any, by which the applicable Conversion Rate will be increased for each Stock Price and Effective Date set forth in the table.
     The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:
     (i) if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the amount of the Conversion Rate adjustment shall be determined by a straight-line interpolation between the amount of the Conversion Rate adjustment set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;
     (ii) if the Stock Price is greater than $45.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the table in Schedule A pursuant to Section 4.06(b) above), no adjustment to the Conversion Rate will be made; and
     (iii) if the Stock Price is less than $10.61 per share (subject to adjustments in the same manner as the Stock Prices set forth in the table in Schedule A pursuant to Section 4.06(b) above), no adjustment to the Conversion Rate will be made.
Notwithstanding the foregoing, in no event shall the Conversion Rate exceed 94.2507 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 4.05.
     SECTION 4.08. Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale. (a) If any of the following events occur:
     (i) any recapitalization, reclassification or change of the Company’s Common Stock (other than changes resulting from a subdivision or combination);
     (ii) any consolidation, merger or combination involving the Company;
     (iii) any sale, lease or other transfer to a third party of substantially all of the consolidated assets of the Company and its Subsidiaries; or
     (iv) any statutory share exchange;
in each case of clauses (i) — (iv) as a result of which the Common Stock would be converted into, exchanged for, or would be reclassified or changed into, stock, other securities, other property or assets (including cash or any combination thereof) (a “Merger Event”), then at and after the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that at and after the effective time of such Merger Event, (i) upon conversion, the Settlement Amount will continue to be paid solely in cash; provided, however, (a) that the Daily VWAP will be calculated based on the value of a unit of the amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a Holder of one share of Common Stock immediately prior to such transaction would have owned or been entitled to receive upon the occurrence of such Merger Event (the “Reference Property”), and (b) for purposes of the foregoing, if the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) (a “Mixed Consideration Transaction”), the “Reference Property” will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and (ii) the Initial Dividend Threshold will subject to adjustment as described in clause (x), clause (y) or clause (z) below, as the case may be.
(x) In the case of a Merger Event in which the Reference Property (determined, as appropriate, pursuant to the definition of Reference Property in a Mixed Consideration Transaction and excluding any dissenters’ appraisal rights) is composed entirely of shares of common stock (the “Merger Common Stock”), the Initial Dividend Threshold at and after the effective time of such Merger Event will be equal to (x) the Initial Dividend Threshold immediately prior to the effective time of such Merger Event, divided by (y) the number of shares of Merger Common Stock that a holder of one share of Common Stock would receive in such Merger Event (such quotient rounded down to the nearest cent).
(y) In the case of a Merger Event in which the Reference Property (determined, as appropriate, pursuant to the definition of Reference Property in a Mixed Consideration Transaction and excluding any dissenters’ appraisal rights) is composed in part of shares of Merger Common Stock, the Initial Dividend Threshold at and after the effective time of such Merger Event will be equal to (x) the Initial Dividend Threshold immediately prior to the effective time of such Merger Event, multiplied by (y) the Merger Valuation Percentage for such Merger Event (such quotient rounded down to nearest cent).
(z) For the avoidance of doubt, in the case of a Merger Event in which the Reference Property (determined, as appropriate, pursuant to the definition of Reference Property in a Mixed Consideration Transaction and excluding any dissenters’ appraisal rights) is composed entirely of consideration other than shares of common stock, the Initial Dividend Threshold at and after the effective time of such Merger Event will be equal to zero.
The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 4.08. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 in the judgment of the Board of Directors or the board of directors of the successor Person. If, in the case of any such Merger Event, the Reference Property receivable thereupon by a holder of

Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing Person, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person.
     The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances. If this Section 4.08 applies to any event or occurrence, Section 4.05 shall not apply.
     SECTION 4.09. Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine or calculate the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to deliver cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 4.08 relating to the amount of cash receivable by Holders upon the conversion of their Notes after any event referred to in such Section 4.08 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 11.06 of the Base Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. The Trustee shall have no responsibility to determine if a Supplemental Indenture must be entered into pursuant to Section 4.08.
     SECTION 4.10. Notice to Holders Prior to Certain Actions. In case:
     (a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 4.05; or
     (b) the Company shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants that would require an adjustment in the Conversion Rate pursuant to Section 4.05 or Section 4.11 hereof; or
     (c) of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease or transfer of all or substantially all of the assets of the Company and its consolidated Subsidiaries; or
     (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its Subsidiaries;
then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Supplemental Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Notes at such Holder’s address appearing on a list of Holders of Notes, which the Company shall provide to the Trustee, as promptly as practicable but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend (or any other distribution) or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend (or any other distribution), reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
     SECTION 4.11. Stockholder Rights Plan. To the extent that the Company has a stockholder rights plan in effect prior to the time a Holder converts its Notes such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, shares of the Company’s Capital Stock, evidences of indebtedness, assets, property, rights or warrants as described in Section 4.05(c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 5
Events of Default
     SECTION 5.01. Events of Default. (a) In addition to the Events of Default specified in Section 7.01 of the Base Indenture, with respect to the Notes each of the following events shall be an “Event of Default” wherever used herein:
     (i) failure by the Company to comply with its obligation to convert the Notes into cash in accordance with this Supplemental Indenture upon exercise of a Holder’s conversion right in accordance with Article 4 hereof;
     (ii) failure by the Company to provide a Fundamental Change Company Notice pursuant to Section 3.01(b) or notice of a specified corporate transaction required by Section 4.01(a)(iii) or Section 4.01(a)(iv) in accordance with the relevant Section, in each case when such notice becomes due;
     (iii) failure by the Company to company with its obligations under Section 6.04 of the Base Indenture and Article 9 herein.
     (iv) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of a Significant Subsidiary in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of a Significant Subsidiary or of substantially all the property of a Significant Subsidiary or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; provided that for purposes of this Section 5.01(a)(iv), the term “Significant Subsidiary” shall not include any Securitization Entity.
     (v) the commencement by a Significant Subsidiary of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by a Significant Subsidiary to the entry of an order for relief in an involuntary case under any such law, or the consent by any Significant Subsidiary to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of a Significant Subsidiary or of substantially all the property of a Significant Subsidiary or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by a Significant Subsidiary in furtherance of any action; provided that for purposes of this Section 5.01(a)(v), the term “Significant Subsidiary” shall not include any Securitization Entity; and
     (vi) any final judgment or decree for the payment of money which, when taken together with all other final judgments or decrees for the payment of money, causes the aggregate amount of such judgments or decrees entered against the Company or any Significant Subsidiary to exceed $50 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability), remains outstanding for a period of 60 consecutive days after the later of (a) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (b) the date on which all rights to appeal have been extinguished; provided that for purposes of this Section 5.01(a)(vi), the term “Significant Subsidiary” shall not include any Securitization Entity.
     (b) The “Event of Default” set forth in Section 7.01(a) of the Base Indenture shall be replaced with the following: “the failure of the Company to pay any installment of interest, including any Additional Interest and any Additional Amounts, on any Note when and as the same shall be come payable, which failure shall have continued unremedied for a period of 30 days.”
     (c) The “Event of Default” set forth in Section 7.01(b) of the Base Indenture shall be replaced with the following: “the failure of the Company to pay the principal of any Note, including any Additional Amount, when and as the same shall be come payable, at Stated Maturity, upon required repurchase in connection with a Fundamental Change, or upon acceleration as authorized by the Indenture.”
     (d) The “Event of Default” set forth in Section 7.01(g) of the Base Indenture shall be replaced with the following: “Indebtedness of the Company or any of its Restricted Subsidiaries of at least $50,000,000 in aggregate principal amount is accelerated which acceleration has not been rescinded or annulled after 30 days notice thereof.”
     SECTION 5.02. Additional Interest. Notwithstanding any provisions of the Indenture to the contrary, if the Company so elects, the sole remedy for an Event of Default relating to any obligation to file reports with the Trustee as required by Section 314(a)(1) of the Trust Indenture Act or by Section 2.07 hereof or Section 10.02 of the Base Indenture shall, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest (“Additional Interest”) on the Notes at a rate equal to:
     (a) 0.25% per annum of the principal amount of the Notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing; and
     (b) 0.50% per annum of the principal amount of the Notes outstanding for each day during the 120-day period beginning on, and including, the 61st day following, and including, the occurrence of such an Event of Default during which such Event of Default is continuing;
     provided, however, that in no event shall such Additional Interest accrue at an annual rate in excess of 0.50% during the six-month period beginning on, and including, the date which is six months after the last date of original issuance of the Notes for any failure to timely file any document or report that the Company is required to file with the SEC pursuant to Section 13 or

15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K).
     If the Company elects, Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 181st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 181st day), the Notes shall be subject to acceleration as provided in Section 7.02 of the Base Indenture. This Section 5.02 shall not affect the rights of Holders of Notes in the event of the occurrence of any Event of Default unrelated to this Section 5.02. In the event that the Company does not elect to pay the Additional Interest following an Event of Default in accordance with this Section 5.02, the Notes shall be subject to acceleration as provided in Section 7.02 of the Base Indenture.
     In order to elect to pay Additional Interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the Company’s failure to comply with the reporting obligations, the Company must notify, in writing, all Holders of Notes and the Trustee and Paying Agent of such election prior to the beginning of such 180-day period. Upon the Company’s failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 7.02 of the Base Indenture.
     Whenever in the Indenture there is mentioned, in any context, the payment of interest on, or in respect of, any Note, such mention shall be deemed to include mention of the payment of Additional Interest provided for in this Section 5.02 to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof pursuant to the provisions of this Section 5.02, and express mention of the payment of Additional Interest (if applicable) in any provision shall not be construed as excluding Additional Interest in those provisions where such express mention is not made.
ARTICLE 6
Satisfaction and Discharge
     SECTION 6.01. Satisfaction and Discharge of the Supplemental Indenture. The satisfaction and discharge provisions set forth in this Article 6 shall, with respect to the Notes, supersede the entirety of Article XII of the Base Indenture, and all references in the Base Indenture to Article 8 thereof and satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article 6 and the satisfaction and discharge provisions set forth in this Article 6, respectively. When the Company shall deliver to the Registrar for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether at Stated Maturity for the payment of the principal amount thereof, on any Fundamental Change Purchase Date or following the last day of the applicable Observation Period upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, cash funds sufficient to pay all amounts due on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Notes are due and payable solely in cash at the Stated Maturity of the Notes or upon an earlier Fundamental Change Purchase Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee (which may include any of the Underwriters), and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Supplemental Indenture shall cease to be of further effect (except as to rights hereunder of Holders of the Notes to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders of the Notes, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel as required by Section 10.3 of the Base Indenture and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Supplemental Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Supplemental Indenture or the Notes.
     SECTION 6.02. Deposited Monies to Be Held in Trust by Trustee. Subject to Section 6.04, all monies deposited with the Trustee pursuant to Section 6.01 shall be held in trust for the sole benefit of the Holders of the Notes, and such monies shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment or redemption of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any.
     SECTION 6.03. Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent of the Notes (other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.
     SECTION 6.04. Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Notes shall thereafter look only to the Company for any payment that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another Person.

     SECTION 6.05. Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 6.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Supplemental Indenture, the Base Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 6.02; provided, however, that if the Company makes any payment of interest on or principal of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 7
Supplemental Indentures
     SECTION 7.01. Amendments or Supplements Without Consent of Holders. In addition to any permitted amendment or supplement to the Indenture pursuant to Section 14.01 of the Base Indenture, the Company and the Trustee, at any time and from time to time, may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder of the Notes:
(a)	complying with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(d)	to conform this Supplemental Indenture and the form or terms of the Notes to the section entitled “Description of Notes” as set forth in the final prospectus supplement related to the offering and sale of Notes dated May 14, 2009.
     SECTION 7.02. Amendments, Supplements or Waivers With Consent of Holders. Notwithstanding the foregoing provision and in addition to the provisions of the second paragraph of Section 14.02(a) of the Base Indenture, no amendment or waiver, including a waiver in relation to a past Event of Default shall, without the consent of the Holder affected thereby,
(a)	make any change that adversely affects the conversion rights of any Notes; or

(b)	reduce any Fundamental Change Purchase Price or amend or modify in any manner adverse to the Holders of Notes the Company’s obligation to make any such payment, whether through an amendment or waiver of provisions in the covenants or definitions related thereto or otherwise.

ARTICLE 8
Inapplicable Provisions of the Base Indenture
     SECTION 8.01. Redemption of Securities. The provisions of Article IV of the Base Indenture shall not apply to the Notes.
     SECTION 8.02. Satisfaction and Discharge; Defeasance. The provisions of Article XII of the Base Indenture shall not apply to the Notes.
ARTICLE 9
Merger, Consolidation And Sale Of Assets
     SECTION 9.01. Merger, Consolidation and Sale of Assets. (a) Section 6.04(a) of the Base Indenture shall be revised in its entirety to read:
The Company shall not consolidate with any other entity or accept a merger of any other entity into the Company or permit the Company to be merged into any other entity, or sell other than for cash or lease all or substantially all its assets to another entity, unless:
     (i) either the Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than the Company) shall expressly assume, by indenture supplemental hereto, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders of Notes and the Trustee under this Indenture or under the Notes to be performed or observed by the Company;
     (ii) immediately after such consolidation, merger, sale, lease or purchase, no Event of Default shall have occurred and be continuing;
     (iii) the Company must deliver a supplemental indenture by which the surviving entity (if other than the Company) expressly assumes its obligations under the Indenture; and
     (iv) the successor, transferee or lessee entity (if other than the Company) is a corporation or a limited liability company organized and validly existing under the laws of the United States or any jurisdiction thereof, Canada, Mexico, Switzerland or any other country that is a member country of the European Union on the date hereof.

ARTICLE 10
Additional Amounts
     SECTION 10.01. Additional Amounts. (a) All payments made by the Company, including any successor thereto, on the Notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law.
     (b) If, pursuant to Section 4.08, as a result of or following a merger or consolidation of the Company with, or a sale by the Company of all or substantially all of its assets to, an entity that is organized under the laws of a jurisdiction outside of the United States (a “Change in Domicile”), any deduction or withholding is at any time required for, or on account of, any Taxes imposed or levied by or on behalf of:
     (i) any jurisdiction (other than the United States) from or through which the Company makes (or, as a result of the Company’s connection with such jurisdiction, is deemed to make) a payment or delivery on the Notes, or any political subdivision or governmental authority thereof or therein having the power to tax; or
     (ii) any other jurisdiction (other than the United States) in which Company is organized or otherwise considered to be a resident or doing business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (i) and (ii), a “Relevant Taxing Jurisdiction”);
to be made in respect of any payment or delivery under the Notes, the Company shall pay (together with such payment or delivery) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payment or delivery by each beneficial owner of the Notes after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), shall equal the amount that would have been received in respect of such payment or delivery in the absence of such withholding or deduction; provided, however, that Additional Amounts shall be payable only to the extent necessary so that the net amount received by the holder, after taking into account such withholding or deduction, equals the amount that would have been received by the holder in the absence of a Change in Domicile; provided, further, that no such Additional Amounts shall be payable with respect to:
     (i) any Taxes that would have been imposed absent a Change in Domicile;
     (ii) any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;
     (iii) any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified by mail to the addresses of such Holders as they appear in the Register by the Company or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);
     (iv) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the Note been presented during such 30 day period);
     (v) any Taxes that are payable otherwise than by withholding from a payment or delivery on the Notes;
     (vi) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;
     (vii) any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;
     (viii) any Taxes that could have been avoided by the presentation (where presentation is required) of the relevant Note to another Paying Agent in a member state of the European Union; and
     (ix) where, had the beneficial owner of the Note been the holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (i) to (viii) inclusive of this Section 10.01(b).
     (c) The Company shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Company shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and shall provide such certified copies to each holder. The Company shall attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes. Copies of such documentation shall be available for inspection during ordinary business hours at the office of the Trustee by the Holders of Notes upon request and shall be made available at the offices of the Paying Agent.
     (d) At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company shall be obligated to pay Additional Amounts with respect to such payment, the Company shall deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and shall set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of Notes on the payment date. Each such Officer’s Certificate may be conclusively relied upon by the Trustee until receipt of a further Officer’s Certificate addressing such matters.
     (e) References in this Indenture or the Notes to the payment of principal, purchase prices in connection with a purchase of Notes, interest, or any other amount payable on or with respect to the Notes shall be deemed to include payment of Additional Amounts pursuant to this Section 10.01 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     (f) The obligations provided for in this Section 10.01 shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.
ARTICLE 11
Form of Notes
     SECTION 11.01. Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.
ARTICLE 12
Original Issue of Notes
     SECTION 12.01. Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.
ARTICLE 13
Miscellaneous
     SECTION 13.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Base Indenture.
     SECTION 13.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     SECTION 13.03. Governing Law. This Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.
     SECTION 13.04. Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 13.05. Counterparts; Originals. This Supplemental Indenture may be executed in any number of counterparts each of which so executed shall be deemed to be an original; but all such counterparts shall together constitute but one and the same instrument.
     SECTION 13.06. Payments on Business Days. If any Interest Payment Date or the Stated Maturity of the Notes or any earlier required repurchase date upon a Fundamental Change would fall on a day that is not a Business Day, the required payment shall be made on the next succeeding Business Day and no interest on such payment shall accrue in respect of the delay.
     SECTION 13.07. No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
     SECTION 13.08. Trust Indenture Act. This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof or the Base Indenture that is required to be included in an indenture qualified under the Trust Indenture Act, such required provision shall control.
     SECTION 13.09. Benefits of Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any Bid Solicitation Agent, any authenticating agent, any Registrar and their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
     SECTION 13.10. Calculations. Except as otherwise provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of any Last Reported Sale Price of the Common Stock, accrued interest payable on the Notes and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent (if different than the Trustee), and each of the Trustee and Conversion Agent (if different than the Trustee) is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.
     SECTION 13.11. Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
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     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first above written.

WYNDHAM WORLDWIDE CORPORATION, as Issuer
By:	/s/ Stephen P. Holmes
	Name:	Stephen P. Holmes
	Title:	Chairman of the Board of Directors and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ William G. Keenan
	Name:	William G. Keenan
	Title:	Vice President

SCHEDULE A
The following table sets forth the amount if any by which the applicable Conversion Rate per $1,000 principal amount of Notes will be increased pursuant to Section 4.07 of this Supplemental Indenture for each Stock Price and Effective Date set forth below:

	Stock Price
Effective Date	$10.61	$12.00	$13.00	$14.00	$15.00	$16.00	$18.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00
May 19, 2009	15.7084	11.1131	8.8085	7.0851	5.7782	4.7780	3.4001	2.5418	1.4592	0.9861	0.7257	0.5568	0.4353
May 1, 2010	15.7084	10.7844	8.1825	6.2876	4.9004	3.8786	2.5541	1.8007	0.9730	0.6642	0.5023	0.3958	0.3171
May 1, 2011	15.7084	9.0788	6.1524	4.1651	2.8348	1.9549	1.0019	0.5963	0.3042	0.2244	0.1771	0.1424	0.1155
May 1, 2012	15.7084	4.7910	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A
[FORM OF FACE OF NOTE]
          THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No. 98310W AC2
WYNDHAM WORLDWIDE CORPORATION
3.50% NOTES DUE 2012

No. R-1	$230,000,000 As revised by the Schedule of Exchanges of Notes in Global Note attached hereto
          Principal and Interest. Wyndham Worldwide Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of two hundred and thirty million dollars ($230,000,000), as revised by the “Schedule of Exchanges of Notes” in Global Note attached hereto, on May 1, 2012, unless earlier converted or repurchased, and to pay interest thereon from May 19, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year, commencing November 1, 2009 at the rate of 3.50% per annum, until the principal hereof is paid or made available for payment. Additional Interest will be payable at the option of the Company on the terms set forth in Section 5.02 of the Supplemental Indenture.
          Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the Close of Business on the Record Date for such interest, which shall be April 15 or October 15, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the Close of Business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of and any such interest on this Note shall be made at the Corporate Trust Office in U.S. Dollars.
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control. This Note, for all purposes, shall be governed by and construed in accordance with the laws of the State of New York.

          Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
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          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
     Dated: May 19, 2009

WYNDHAM WORLDWIDE CORPORATION
By:
	Name:	Stephen P. Holmes
	Title:	Chairman of the Board of Directors and Chief Executive Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION Dated: May 19, 2009 U.S. BANK NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]
          Indenture. This Note is one of a duly authorized issue of Securities of the Company (herein called the “Note” or collectively, the “Notes”), issued and to be issued under an Indenture, dated as of November 20, 2008, as supplemented by a Second Supplemental Indenture dated May 19, 2009 (as so supplemented, herein called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $230,000,000.
     This Note is not subject to the provisions of Article IV of the Base Indenture. The provisions in Article 6 of the Supplemental Indenture supersede the entirety of Article XII of the Base Indenture.
          Fundamental Change and Conversion. Upon the occurrence of a Fundamental Change, a Holder of the Notes has the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion thereof (in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof) on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price.
          As provided in and subject to the provisions of the Indenture, a Holder of a Note hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the Close of Business on the second Scheduled Trading Day immediately preceding May 1, 2012, to convert this Note or a portion thereof that is $2,000 or an integral multiple of $1,000 in excess thereof, into cash at the applicable Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.
          As provided in and subject to the provisions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Purchase Price and the principal amount on the Stated Maturity thereof, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
          Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
          Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          As provided in and subject to the provisions of the Indenture, in case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of and interest on all Notes may be declared due and payable, by either the Trustee or Holders of not less than 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture; provided that upon the occurrence of an Event of Default specified in Section 7.01(e) or (f) of the Base Indenture, the principal amount of, and interest on, all the Notes shall automatically become due and payable.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the time, place and rate, and in the coin and currency, herein prescribed.
          Denominations, Transfer and Exchange. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any different authorized denomination or denominations, as requested by the Holder surrendering the same.
          As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of any different authorized denomination or denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.
          No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of, and (subject to Section 3.08 of the Base Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
          Defined Terms. All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS
The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT

Custodian

(Cust)

TEN ENT — as tenants by the entireties

(Minor)

JT TEN — as joint tenants with right of
survivorship and not as tenants in common	Uniform Gifts to Minors Act (State)
Additional abbreviations may also be used
though not in the above list.

SCHEDULE A
SCHEDULES OF EXCHANGES OF NOTES
WYNDHAM WORLDWIDE CORPORATION
3.50% Convertible Notes due 2012
     The initial principal amount of this Global Note is                                            ($                     ). The following, exchanges, purchases or conversions of a part of this Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

EXHIBIT B
[FORM OF NOTICE OF CONVERSION]
To: Wyndham Worldwide Corporation
     The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof (which is $2,000 or an integral multiple of $1,000 in excess thereof) below designated, into cash in accordance with the terms of the Indenture referred to in this Note, and directs that cash payable upon conversion, and any Notes representing any unconverted principal amount hereof, be paid or issued and delivered, as the case may be, to the registered Holder hereof unless a different name has been indicated below. Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the Close of Business on a Record Date and prior to the Opening of Business on the related Interest Payment Date, this notice is accompanied by payment of an amount equal to the interest payable on such Interest Payment Date of the principal of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect hereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.
Principal amount to be converted (in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof, if less than all):
$

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

B-1

Fill in for registration of any shares of Common Stock and Notes if to be issued otherwise than to the registered Holder.

(Name)

(Address)

Please print Name and Address (including zip code number)

Social Security or other Taxpayer Identifying Number

B-2

EXHIBIT C
[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]
To: Wyndham Worldwide Corporation
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Wyndham Worldwide Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to repay to the registered holder hereof in accordance with the applicable provisions of this Note and the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $2,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after a Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Purchase Date.
In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

principal amount to be repaid (if less than all): $ ,000

NOTICE: The signature on the Fundamental Change Purchase Notice must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

C-1

EXHIBIT D
[FORM OF ASSIGNMENT AND TRANSFER]
For value received                                          hereby sell(s), assign(s) and transfer(s) unto                                      (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                           attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

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